Exhibit 99.2

MINDESTA Appoints New Director

Ottawa, Canada — December 15, 2011 — Mindesta Inc. (the “Company”) (OTCBB: MDST) wishes to announce that Al Zapanta has been appointed to the Company’s Board of Directors. Mr. Zapanta was born in Los Angeles, CA and received an Associate of Arts degree from East Los Angeles College. He completed a Bachelor of Arts degree in Industrial Psychology, a Master of Arts in Public Administration and studies for a PhD in International Political Economics all at the University of Southern California. He also graduated from the Harvard Graduate School of Business and the Inter-American Defense College, National War College, in Washington, D.C.

Mr. Zapanta was the first U.S. senior officer appointed to lead a Peacekeeping Mission to the United Nations Referendum on the Western Sahara to serve with the USSR, People’s Republic of China, French and British military officers as the Chief of Staff. General Zapanta’s military record includes the award of the Silver Star, five Bronze Stars for Valor, the Purple Heart and thirty other awards during the Vietnam War. He was also recently awarded the Joint Service Commendation Medal for Desert Shield/Desert Storm, Restore Hope in Somalia and Restore Democracy in Haiti. Mr. Zapanta was appointed by the Governor of Virginia to the rank of Major General and achieved one of the highest ranks of any officer of Mexican descent in the US army.

In the private sector, he worked as an industrial engineer for Bethlehem Steel, and as Director of Governmental Affairs for Atlantic Richfield Company (“ARCO”) until his retirement in 1993 after 18 years of service as a senior executive. During his time with ARCO, he was responsible for negotiations with PEMEX on oil and gas matters and the copper mines owned by Anaconda Copper Mining company, an acquisition of ARCO. He was the company’s representative to local, state and federal governments on oil and gas, environmental and transportation-related regulation and public affairs.

Mr. Zapanta has held numerous Presidential appointments, including a White House fellow in 1973-74 and Assistant Secretary of the Interior for Management and Administration from 1976-77. He was appointed by President Ronald Reagan to the U.S. State Department Advisory Committee on International Trade Technology and Development from 1981-1987, and by President George W. Bush as a private sector delegate to the U.S.-Mexico Partnership for Prosperity from 2001 to the present. U.S. Secretary of Defense Donald H. Rumsfeld appointed him to serve as Chairman of the Reserve Forces Policy Board from 2002-2004.

He is presently the President and CEO of the United States-Mexico Chamber of Commerce and is responsible for operations in eight regional offices in the United States and nine in Mexico.

For additional information, please contact: Gregory Bowes, CEO        (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as “could”, “potential”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE